EXHIBIT 99.1

Jushi Holdings Inc. Announces Voting Results of Annual Meeting

BOCA RATON, Fla., June 04, 2024 (GLOBE NEWSWIRE) -- Jushi Holdings Inc. (“Jushi” or the “Corporation”) (CSE: JUSH) (OTCMKTS: JUSHF), a vertically integrated, multi-state cannabis operator, announced the voting results of the annual general meeting (the “Meeting”) of shareholders of the Corporation (“Shareholders”) that was held today as follows:

1.   Fixing the Number of Directors

The number of directors of the Corporation was set at five.

For	Against	Broker Non-Votes
63,590,021 (98.104%)	1,229,234 (1.896%)	0

2.   Election of the Nominated Directors

All five nominees set forth in the proxy statement of the Corporation dated April 25, 2024, were elected as directors of the Corporation by ordinary resolutions passed by a vote held by ballot in respect to each nominee as follows:

Director	Number and percentage of Subordinate Voting Shares (the “Shares”) represented in person or by proxy and entitled to vote at the Meeting that were voted FOR	Number and percentage of Shares represented in person or by proxy and entitled to vote at the Meeting that were WITHHELD from voting	Broker Non-Votes
James A. Cacioppo	32,076,361 (97.568%)	799,659 (2.432%)	31,943,235
Benjamin Cross	32,092,198 (97.616%)	783,822 (2.384%)	31,943,235
Stephen Monroe	32,090,192 (97.610%)	785,828 (2.390%)	31,943,235
Marina Hahn	32,068,128 (97.543%)	807,892 (2.457%)	31,943,235
Billy Wafford	32,516,938 (98.908%)	359,082 (1.092%)	31,943,235

3.   Appointment of Macias Gini & O’Connell LLP as Auditor

Macias Gini & O’Connell LLP was appointed as auditors for the Corporation, to hold office until the next annual meeting of Shareholders of the Corporation, and the directors of the Corporation are authorized to fix the auditors’ remuneration and set the terms of engagement.

For	Withhold	Broker Non-Votes
64,082,711 (98.864%)	736,543 (1.136%)	1

4.   Approval and Renewal of 2019 Equity Incentive Plan

The Company’s 2019 Equity Incentive plan was approved and renewed, as amended, and all unallocated entitlements thereunder.

For	Against	Broker Non-Votes
31,113,618 (94.616%)	1,770,431 (5.384%)	31,935,206

About Jushi Holdings Inc.
We are a vertically integrated cannabis company led by an industry-leading management team. Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts, and competitive applications. Jushi strives to maximize shareholder value while delivering high-quality products across all levels of the cannabis ecosystem. For more information, visit jushico.com or our social media channels, Instagram, Facebook, X and LinkedIn.

For further information, please contact:

Investor Relations Contact:
Lisa Forman
Director of Investor Relations
617-767-4419
investors@jushico.com